Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Forms S-3 No. 333-202185, No. 333-87063, and No. 333-107413) of AvalonBay Communities, Inc., and

(2)	Registration Statement (Forms S-8 No. 333-161258, No. 333-16837, and No. 333-115290) pertaining to the Employees' Savings Plans of AvalonBay Communities, Inc.;

of our reports dated February 25, 2016, with respect to the consolidated financial statements and schedule of AvalonBay Communities, Inc. and the effectiveness of internal control over financial reporting of AvalonBay Communities, Inc. included in this Annual Report (Form 10-K) of AvalonBay Communities, Inc. for the year ended December 31, 2015.

/s/ Ernst & Young LLP

McLean, Virginia
February 25, 2016